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                                                                     EXHIBIT 3.1

                STATEMENT OF RESOLUTIONS OF BOARD OF DIRECTORS
                         OF SI DIAMOND TECHNOLOGY, INC.
             ESTABLISHING AND DESIGNATING SERIES OF PREFERRED STOCK
                  AS "SERIES F PREFERRED STOCK" AND FIXING AND
            DETERMINING THE RELATIVE RIGHTS AND PREFERENCES THEREOF



TO THE SECRETARY OF STATE OF THE STATE OF TEXAS:

     SI Diamond Technology, Inc., a Texas corporation (the "Corporation") pursuant to the provisions of Article 2.13 of the Texas Business Corporation Act, submits the following statement for the purpose of establishing and designating a series of shares and fixing and determining the preferences, limitations and relative rights thereof:

     I.   The name of the corporation is SI DIAMOND TECHNOLOGY, INC.

     II. The Amended and Restated Articles of Incorporation of the Corporation authorizes the issuance of up to 2,000,000 shares of Preferred Stock, $1.00 par value per share, and expressly vests in the Board of Directors of the Corporation the authority provided therein to issue any or all of said shares in one or more series and by resolution or resolutions to establish the designation, number, full or limited voting powers, or the denial of voting powers, preferences and relative, participating, optional, and other special rights and the qualifications, limitations, restrictions, and other distinguishing characteristics of each series to be issued.

     III. The Board of Directors of the Corporation, pursuant to the authority expressly vested in it as aforesaid, has adopted the following resolutions creating a Series F issue of Preferred Stock and that such resolution was duly adopted by all necessary action on the part of the Corporation on March 7, 1997:

     RESOLVED, that Two Thousand Five Hundred (2,500) of the 2,000,000 authorized shares of Preferred Stock of the Corporation shall be designated Series F Preferred Stock (the "Series F Preferred Stock") and shall possess the rights and privileges set forth below:

          A. Par Value, Stated Value, Accretion Rate, Purchase Price and Certificates.

          1. Each share of Series F Preferred Stock shall have a par value of $1.00, and a stated value (face amount) of One Thousand Dollars ($1,000) (the "Stated Value"), with an accretion rate of four percent (4%) per annum on the Stated Value as set forth herein.

               2. The Series F Preferred Stock shall be offered at a purchase price of One Thousand Dollars ($1,000) per share.
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          3.   Certificates representing the shares of Series F Preferred Stock purchased shall be issued by the Corporation to the purchasers immediately upon acceptance of the subscriptions to purchase such shares.

          B.   Dividends.

          1. The Series F Preferred Stock will bear no dividends, and the holders of the Series F Preferred Stock shall not be entitled to the receipt of dividends on the Series F Preferred Stock.

          C.   Liquidation Preference.

               1. In the event of any liquidation, dissolution or winding-up of the Corporation, either voluntary or involuntary (a "Liquidation"), the holders of shares of the Series F Preferred Stock then issued and outstanding shall be entitled to be paid out of the assets of the Corporation available for distribution to its shareholders, whether from capital, surplus or earnings, before any payment shall be made to the holders of shares of the Common Stock or upon any other series of Preferred Stock of the Corporation with a liquidation preference subordinate to the liquidation preference of the Series A or Series E Preferred Stock, an amount per share equal to the sum of (i) the Stated Value and (ii) an amount equal to four percent (4%) of the Stated Value multiplied by the fraction N/365, where N equals the number of days elapsed since the issue date of the Series F Preferred Stock. If, upon any Liquidation of the Corporation, the assets of the Corporation available for distribution to its shareholders shall be insufficient to pay the holders of shares of the Series F Preferred Stock and the holders of any other series of Preferred Stock with a liquidation preference equal to the liquidation preference of the Series F Preferred Stock the full amounts to which they shall respectively be entitled, the holders of shares of the Series F Preferred Stock and the holders of any other series of Preferred Stock with liquidation preference equal to the liquidation preference of the Series F Preferred Stock shall receive all of the assets of the Corporation available for distribution and each such holder of shares of the Series F Preferred Stock and the holders of any other series of Preferred Stock with a liquidation preference equal to the liquidation preference of the Series F Preferred Stock shall share ratably in any distribution in accordance with the amounts due such shareholders. In the event of Liquidation, the Series F Preferred Stock shall be subordinate to Series A and Series E Preferred Stock. After payment shall have been made to the holders of shares of the Series F Preferred Stock of the full amount to which they shall be entitled, as aforesaid, the holders of shares of the Series F Preferred Stock shall be entitled to no further distributions thereon and the holders of shares of the Common Stock and of shares of any other series of stock of the Corporation shall be entitled to share, according to their respective rights and preferences, in all remaining assets of the Corporation available for distribution to its shareholders.

               2. A merger or consolidation of the Corporation with or into any other corporation, or a sale, lease, exchange, or transfer of all or any part of the assets of the Corporation which shall not in fact result in the Liquidation (in whole or in part) of the Corporation

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and the distribution of its assets to its shareholders shall not be deemed to be a voluntary or involuntary Liquidation (in whole or in part) of the Corporation.

          D.   Conversion of Series F Preferred Stock.

               The holders of Series F Preferred Stock shall have the following conversion rights:

               1. Right to Convert. Each share of Series F Preferred Stock shall be convertible, on the Conversion Dates and at the Conversion Prices set forth below, into fully paid and nonassessable shares of Common Stock (sometimes referred to herein as "Conversion Shares").

               2. Mechanics of Conversion. Each holder of Series F Preferred Stock who desires to convert the same into shares of Common Stock shall provide notice ("Conversion Notice") via telecopy (facsimile) on a business day, during business hours in Austin, Texas, to the Corporation, and a facsimile of the Conversion Notice shall be transmitted to the Corporation's Transfer Agent at the same time as transmission is made to the Corporation. On the same day, the original Conversion Notice shall be delivered to the Corporation but the certificate or certificates representing the Series F Preferred Stock for which conversion is elected, shall be delivered to the Transfer Agent by international courier, duly endorsed. The later of the date upon which the Corporation receives the original Conversion Notice or the date the Transfer Agent receives the Certificates representing the Series F Preferred Stock for which conversion is elected, shall be a "Notice Date."

     Upon receipt by the Corporation of a Conversion Notice, as provided above, the Corporation shall immediately send to the holder, via telecopy (facsimile), a confirmation of receipt of the Conversion Notice which shall specify that the Conversion Notice has been received and the name and telephone number of a contact person at the Corporation whom the holder should contact regarding information related to the conversion. The Corporation shall use all reasonable efforts to issue and deliver within three (3) business days after the Notice Date, to such holder of Series F Preferred Stock at the address of the holder on the stock books of the Corporation, a certificate or certificates for the number of shares of Common Stock to which the holder shall be entitled as aforesaid; provided that the original shares of Series F Preferred Stock to be converted are received by the transfer agent or the Corporation within three (3) business days after the receipt of the original Conversion Notice and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock on the Notice Date. If the original certificate(s) representing the shares of Series F Preferred Stock to be converted are not received by the transfer agent or the Corporation within three (3) business days after the receipt of the original Conversion Notice, the Conversion Notice shall become null and void.

               3. Lost or Stolen Certificates. Upon receipt by the Corporation of evidence reasonably satisfactory to it of the loss, destruction, theft or mutilation of any Series F Preferred Stock certificates (the "Certificates") and (in the case of loss, theft or destruction) of indemnity or security reasonably satisfactory to the Corporation, and upon surrender and cancellation

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of the Certificates, if mutilated, the Corporation shall execute and deliver new
Series F Preferred Stock Certificates of like tenor and date. However, the Corporation shall not be obligated to re-issue such lost or stolen Series F Preferred Stock Certificates if the holder thereof contemporaneously requests the Corporation to convert such Series F Preferred Stock into Common Stock, in which event the Corporation shall be entitled to rely on an affidavit of loss, destruction or theft of the Series F Preferred Stock Certificate (and the receipt of indemnity or security reasonably satisfactory to the Corporation) or, in the case of mutilation, tender of the mutilated certificate, and shall issue the Conversion Shares.

          4. Conversion Dates. The shares of Series F Preferred Stock shall become convertible into shares of Common Stock at any time commencing after the earlier of (i) the effective date of a registration statement covering the Conversion Shares; or (ii) ninety (90) days after the date of issuance of the shares of Preferred Stock. The date on which a Conversion Notice is transmitted by facsimile to the Corporation shall be referred to as a "Conversion Date".

          5. Conversion Formula/Conversion Price. Each share of Series F Preferred Stock shall be convertible into the number of shares of Common Stock in accordance with the following formula (the "Conversion Formula"):


                      [(.04) x (N/365) x (1,000)] + 1,000
                      -----------------------------------
                                Conversion Price

where,

          N = the number of days between (i) the issue date of the Series F Preferred Stock being converted , and (ii) the Notice Date.

          Conversion
          Price = the lesser of (x) $1.75 or (y) 80% of the ten (10) day average Closing Bid Price prior to the Conversion Date.

     For purposes hereof, the term "Closing Bid Price" shall mean the closing bid price on the Nasdaq SmallCap Stock Market, or if no longer traded thereon, the closing bid price on the principal national securities exchange on which the Common Stock is so traded.

     Upon Conversion, if the Conversion Price is $.75 or less, the Company shall have the right to redeem in cash by paying the Holder an amount equal to the number of Common Shares it would have received had Conversion taken place multiplied by the Conversion Price.

          6. Automatic Conversion. Each share of Series F Preferred Stock outstanding on March 10,1999 automatically shall be converted into Common Stock on such date in

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accordance with the Conversion Formula and the Conversion Price then in effect, and March 10, 1999 shall be deemed to be the Notice Date and Conversion Date with respect to such conversion.

          7. No Fractional Shares. If any conversion of the Series F Preferred Stock would create a fractional share of Common Stock or a right to acquire a fractional share of Common Stock, no fractional shares shall be issued and an equivalent of the fractional share shall be paid in cash.

          8. Reservation of Stock Issuable Upon Conversion. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of the Series F Preferred Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all then outstanding shares of the Series F Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Series F Preferred Stock, the Corporation will take such corporate action as may be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose.

               9.   Adjustment to Conversion Price.

                    (a) If, prior to the conversion of all shares of Series F Preferred Stock, the number of outstanding shares of Common Stock is increased by a stock split, stock dividend, or other similar event, the Conversion Price shall be proportionately reduced, or if the number of outstanding shares of Common Stock is decreased by a combination or reclassification of shares, or other similar event, the Conversion Price shall be proportionately increased.

                    (b) If, prior to the conversion of all shares of Series F Preferred Stock, there shall be any merger, consolidation, exchange of shares, recapitalization, reorganization, or other similar event, as a result of which shares of Common Stock of the Corporation shall be changed into the same or a different number of shares of the same or another class or classes of stock or securities of the Corporation or another entity, then the holders of Series F Preferred Stock shall thereafter have the right to purchase and receive upon conversion of shares of Series F Preferred Stock, upon the basis and upon the terms and conditions specified herein and in lieu of the shares of Common Stock immediately theretofore issuable upon conversion, such shares of stock and/or securities as may be issued or payable with respect to or in exchange for the number of shares of Common Stock immediately theretofore purchasable and receivable upon the conversion of shares of Series F Preferred Stock held by such holders had such merger, consolidation, exchange of shares, recapitalization or reorganization not taken place, and in any such case appropriate provisions shall be made with respect to the rights and interests of the holders of the Series F Preferred Stock to the end that the provisions hereof (including, without limitation, provisions for adjustment of the Conversion Price and of the number of shares issuable upon conversion of the Series F Preferred Stock) shall thereafter be applicable, as nearly as may be practicable in relation to any shares of stock or securities thereafter deliverable upon the exercise hereof. The Corporation shall not effect any

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transaction described in this subsection unless the resulting successor or acquiring entity (if not the Corporation) assumes by written instrument the obligation to deliver to the holders of the Series F Preferred Stock such shares of stock and/or securities as, in accordance with the foregoing provisions, the holders of the Series F Preferred Stock may be entitled to purchase.

               (c) If any adjustment under this subsection would create a fractional share of Common Stock or a right to acquire a fractional share of Common Stock, no fractional shares shall be issued upon conversion and an equivalent of the fractional share shall be paid in cash.

          E. Voting. Except as otherwise provided below or by the Texas Business Corporation Act, the holders of the Series F Preferred Stock shall have no voting power whatsoever, and no holder of Series F Preferred Stock shall vote or otherwise participate in any proceeding in which actions shall be taken by the Corporation or the shareholders thereof or be entitled to notification as to any meeting of the Board of Directors or the shareholders.

     Notwithstanding the above, the Corporation shall provide holders of the Series F Preferred Stock ("Holders") with notification of any meeting of the shareholders regarding any major corporate events affecting the Corporation. In the event of any taking by the Corporation of a record of its shareholders for the purpose of determining shareholders who are entitled to receive payment of any dividend or other distribution, any right to subscribe for, purchase or otherwise acquire any share of any class or any other securities or property (including by way of merger, consolidation or reorganization), or to receive any other right, or for the purpose of determining shareholders who are entitled to vote in connection with any proposed sale, lease or conveyance of all or substantially all of the assets of the Corporation, or any proposed liquidation, dissolution or winding up of the Corporation, the Corporation shall mail a notice to the Holders, at least ten (10) days prior to the record date specified therein, of the date on which any such record is to be taken for the purpose of such dividend, distribution, right or other event, and a brief statement regarding the amount and character of such dividend, distribution, right or other event to the extent known at such time.

     To the extent that, under Texas law, the vote of the Holders, voting separately as a class, is required to authorize a given action of the Corporation, the affirmative vote or consent of the Holders of at least a majority of the shares of the Series F Preferred Stock represented at a duly held meeting at which a quorum is present or by written consent of the shares as required by Texas law of Series F Preferred Stock (except as otherwise may be required under Texas law) shall constitute the approval of such action by the class. To the extent that under Texas law the Holders are entitled to vote on a matter with holders of Common Stock, voting together as one (1) class, each share of Series F Preferred Stock shall be entitled to a number of votes equal to the number of shares of Common Stock into which it is then convertible using the record date for the taking of such vote of shareholders as the date as of which the Conversion Price is calculated. The Holders also shall be entitled to notice of all shareholder meetings or written consents with respect to which they would be entitled to vote, which notice would be provided pursuant to the Corporation's by-laws and applicable statutes.

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          F. Protective Provisions.  So long as shares of Series F Preferred
Stock are outstanding, the Corporation shall not, without first obtaining the approval (by vote or written consent, as provided by law) of the Holders of at least seventy-five percent (75%) of the then outstanding shares of Series F Preferred Stock:

               (a) alter or change the rights, preferences or privileges of the Series F Preferred Stock so as to affect adversely the Series F Preferred Stock;

               (b) create any new class or series of stock or issue any capital stock senior to or having a preference over or parity with the Series F Preferred Stock with respect to payments upon Liquidation or increase the number of authorized shares of Series F Preferred Stock or change the Stated Value thereof; or

               (c) do any act or thing not authorized or contemplated by this Resolution which would result in taxation of the holders of shares of the Series F Preferred Stock under Section 305 of the Internal Revenue Code of 1986, as amended (or any comparable provision of the Internal Revenue Code as hereafter from time to time amended).

          G. Status of Converted Stock. In the event any shares of Series F Preferred Stock shall be converted as contemplated by this Statement, the shares so converted shall be canceled, shall return to the status of authorized but unissued Preferred Stock of no designated class or series, and shall not be issuable by the Corporation as Series F Preferred Stock.

          H. Taxes. All shares of Common Stock issued upon conversion of Series F Preferred Stock will be validly issued, fully paid and nonassessable. The Corporation shall pay any and all documentary stamp or similar issue or transfer taxes that may be payable in respect of any issue or delivery of shares of Common Stock on conversion of Series F Preferred Stock pursuant hereto. The Corporation shall not, however, be required to pay any tax which may be payable in respect of any transfer involved in the issue and delivery of shares of Common Stock in a name other than that in which the Series F Preferred Stock so converted were registered, and no such issue or delivery shall be made unless and until the person requesting such transfer has paid to the Corporation the amount of any such tax or has established to the satisfaction of the Corporation that such tax has been paid or that no such tax is payable.

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     FURTHER RESOLVED, that the statements contained in the foregoing resolutions creating and designating the said Series F Preferred Stock and fixing the number, powers, preferences and relative, optional, participating, and other special rights and the qualifications, limitations, restrictions, and other distinguishing characteristics thereof shall, upon the effective date of said series, be deemed to be included in and be a part of the Amended and Restated Articles of Incorporation of the Corporation pursuant to the provisions of the Texas Business Corporation Act.

Signed on March 7, 1997.
                              SI DIAMOND TECHNOLOGY, INC.


                              By: /s/ MARC W. ELLER
                                 ______________________________________
                              Title: Chief Executive Officer
                                    ___________________________________

Attest:

By:/s/ Trey Fecteau
   ------------------------
Title: Senior Vice President
       & Corporate Secretary


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